LEXINGTON SMALLCAP VALUE FUND, INC.

                       Statement of Assets and Liabilities
                                October 27, 1995


ASSETS
    Cash............................................................... $100,000
    Deferred organization and registration expenses (Note 2)...........   50,000
                                                                        --------
        Total Assets................................................... $150,000

LIABILITIES
    Payable to Lexington Management Corporation (Note 2)............... $ 50,000
                                                                        --------
        Total Liabilities.............................................. $ 50,000

NET ASSETS applicable to 10,000 outstanding shares of common stock,
    $.001 par value per share, respectively............................ $100,000
                                                                        ========

NET ASSETS consist of:
    Common stock - at par value, $.001 per share,
        authorized 1,000,000,000 shares;
        issued and outstanding 10,000 (Note 1)......................... $     10
    Additional Paid in Capital.........................................   99,990
                                                                        --------
                                                                        $100,000
                                                                        ========

NET ASSET VALUE offering and redemption price per share
    ($100,000/10,000 shares)...........................................   $10.00
                                                                          ======

NOTES:

    (1) The Lexington SmallCap Value Fund, Inc. (the "Fund") was formed on August 29, 1995 as a Maryland Corporation. The Fund has had no operations through October 27, 1995 other than matters relating to its organization and registration as a diversified, open-end investment company under the Investment Company Act of 1940 and the sale and issuance of 10,000 shares of its common stock to the Lexington Management Corporation at an aggregate purchase price of $100,000 to provide the initial capital of the Fund.

    (2) Organization and initial offering expenses are to be borne by the Fund and were advanced by Lexington Management Corporation (LMC). It is estimated that such expenses will not exceed $50,000 and will be amortized from the date operations commence over a period which it is expected that a benefit will be realized, not to exceed five years. The Fund will reimburse LMC for such expenses when the Fund's assets exceed $20 million or when the Fund has completed one year of operations, whichever occurs first. Lexington Management Corporation has agreed that in the event that any of the initial 10,000 shares are redeemed during the period of amortization of the Fund's organizational expenses, the redemption proceeds will be reduced by any such unamortized organizational expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares (10,000) outstanding at the time of redemption.

    (3) The Fund intends to comply in its initial year and thereafter with the requirements of the Internal Revenue Code necessary to qualify as a regulated investment company and as such will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) which is distributed to shareholders.

                          Independent Auditors' Report

To the Shareholders and Directors of
Lexington SmallCap Value Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Lexington SmallCap Value Fund, Inc. (the "Fund") as of October 27, 1995. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of Lexington SmallCap Value Fund, Inc. as of October 27, 1995 in conformity with generally accepted accounting principles.


                                           KPMG Peat Marwick LLP

New York, New York
October 30, 1995